Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

GAUZY LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)(4)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(4)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.23 per share	457(a)	4,791,667	$19.00	$91,041,673	(2)	0.0001476	$13,437.75
Fees Previously Paid	Equity	Ordinary shares, par value NIS 0.23 per share	457(o)	N/A	N/A	$86,250,000	(3)	0.0001476	$12,730.50
Total Offering Amounts						$91,041,673		0.0001476	$13,437.75
Total Fees Previously Paid									$12,730.50
Total Fee Offsets									$0
Net Fee Due									$707.25

(1)

This registration statement also includes an indeterminate number of ordinary shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)	Includes the offering price of up to 625,000 additional shares that the underwriters have the option to purchase to cover over-allotments, if any.